Exhibit 10.3

Restricted Stock Award	Omnicell, Inc.
Grant Notice	4220 North Freeway
Fort Worth, Texas 76137

Name:
You have been granted a Restricted Stock Award relating to Omnicell, Inc. Common Stock as follows:

Type of Award:	Restricted Stock Award
Grant No.:
Equity Incentive Plan:	2009 Equity Incentive Plan
Date of Grant:
Total Number of Shares Subject to Award:
Consideration:	Your services as a non-employee director

Vesting Date	Number of Shares Vesting on Vesting Date

By your acceptance of this Restricted Stock Award Grant, you agree that this award is granted under and governed by the terms and conditions of this Grant Notice, Omnicell, Inc.’s 2009 Equity Incentive Plan (as amended from time to time) (the “Plan”) and by the terms and conditions of the Restricted Stock Award Agreement under the Plan (“Award Agreement”) which is attached hereto.

You understand and agree that as of the Date of Grant, this Grant Notice, the Award Agreement and the Plan set forth the entire understanding between you and Omnicell, Inc. regarding the Restricted Stock Award set forth herein, and the underlying Common Stock, and supersede all prior oral and written agreements on that subject.
Chief Financial Officer
Attachment: Restricted Stock Award Agreement

2009 Equity Incentive Plan
Restricted Stock Award Agreement
For Non-Employee Directors
Adopted by the Compensation Committee of the Board of Directors
Effective August 4, 2026
Pursuant to the Restricted Stock Award Grant Notice (“Grant Notice”) and this Restricted Stock Award Agreement (the “Award Agreement”) and in consideration of your services as a non-employee director, Omnicell, Inc. (the “Company”) has awarded you a Restricted Stock Award (the “Award”) under its 2009 Equity Incentive Plan (the “Plan”). Your Award is granted to you effective as of the Date of Grant set forth in the Grant Notice for this Award. This Award Agreement shall be deemed to be agreed to by the Company and you upon the acceptance by you of the Grant Notice to which it is attached. Defined terms not explicitly defined in this Award Agreement shall have the same meanings given to them in the Plan. In the event of any conflict between the terms in this Award Agreement and the Plan, the terms of the Plan shall control. The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.
1.Award of Restricted Stock. The Company hereby awards to you as of the Date of Grant as set forth in the Grant Notice, [_____] shares of its common stock, $0.001 par value (“Common Stock”), subject to the terms and conditions set forth in the Grant Notice, the Plan and this Award Agreement (the “Restricted Stock”).
2.Issuance of Shares. The Company shall, as soon as administratively feasible after acceptance of this Award Agreement, direct the Company’s transfer agent for the Common Stock to make a book entry record showing ownership for the Restricted Stock in your name, subject to the terms and conditions of the Grant Notice, the Plan and this Award Agreement.
3.Custody of Restricted Stock During the Restriction Period. During the Restriction Period (as defined below):
a.The Restricted Stock shall be held in custody by the Company until the Restriction Period shall have lapsed; and
b.As a condition to receipt of this Award, you hereby authorize the Company to issue such instructions to the transfer agent as the Company may deem necessary or proper to comply with the intent and purposes of this Award Agreement, the Grant Notice, and the Plan.

4.Restriction Period. The restriction period (the “Restriction Period”) for the Restricted Stock awarded to you under this Award Agreement shall commence with the Date of Grant as set forth in the Grant Notice and shall end, for the percentage of the shares indicated below, on the date when the Restricted Stock shall have vested in accordance with the following schedule, subject to any accelerated vesting provided by Section 6:

Date	Vested Percentage
[ ]	[ ]% of the Restricted Stock
During the Restriction Period, you shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock awarded herein.
5.Shareholder Rights. Subject to the restrictions imposed by this Award Agreement and the Plan, you shall have, with respect to the Restricted Stock covered by this Award, all of the rights of a stockholder of the Company holding Common Stock, including the right to vote the shares and the right to receive any dividends or other distributions; provided, however, that cash dividends will be automatically reinvested in additional shares of Restricted Stock, the number of which shall be determined by multiplying (i) the number of shares of Restricted Stock that you have been issued under this Award Agreement and that are subject to the Restriction Period as of the dividend record date by (ii) the dividend paid on each share of Common Stock, and dividing the result by (iii) the Fair Market Value on the dividend payment date. Such additional shares of Restricted Stock resulting from the reinvestment of dividends shall be subject to the same restrictions, terms and conditions, including the Restriction Period, contained herein. For the avoidance of doubt, if the Restricted Stock is forfeited, then any dividends paid thereon and treated in accordance with this paragraph shall also be forfeited.
6.Forfeiture of Shares. Upon the termination of your Continuous Service during the Restriction Period, all shares of Stock covered by this Award that remain subject to restriction shall be forfeited; provided, however, that in the event you serve until the next annual meeting immediately following the Date of Grant as set forth in the Grant Notice and such annual meeting is prior to the one-year anniversary of the Date of Grant but at least 50 weeks after the immediately preceding annual meeting, and you do not stand for reelection or are not renominated to stand for election, the vesting of the Restricted Stock shall accelerate and immediately vest as of the date of your retirement from the Board.
7.Change in Control. If your Continuous Service is terminated during the Restriction Period upon the occurrence of a Change in Control (as defined in the Plan) (the termination pursuant to this Section 7, a “CIC Qualifying Termination”), then any unvested portion of the Award shall fully vest and be settled upon such CIC Qualifying Termination, subject to any six (6) month delay that may be required for purposes of compliance with Code Section 409A.
8.Release of Shares. If and when the Restriction Period expires for a share or shares of Restricted Stock without a prior forfeiture, the Company will release such share(s) to you.

9.Acquisition of Shares for Investment Purposes Only. Upon your acceptance of the Award, you hereby agree with the Company as follows:
a.You are acquiring the shares of Common Stock covered by this Award for investment purposes only and not with a view to resale or other distribution thereof to the public in violation of the Securities Act of 1933, as amended (the “1933 Act”), and shall not dispose of any of the shares of the Common Stock in transactions which, in the opinion of counsel to the Company, violate the 1933 Act, or the rules and regulations thereunder, or any applicable state securities or “blue sky” laws;
b.If any of the shares of Common Stock covered by this Award shall be registered under the 1933 Act, no public offering (otherwise than on a national securities exchange, as defined in the Exchange Act) of any such shares shall be made by you (or any other person) under such circumstances that you (or any other such person) may be deemed an underwriter, as defined in the 1933 Act; and
c.The Company shall have the authority to endorse upon any certificate or certificates representing the Common Stock covered by this Award Agreement such legends referring to the foregoing restrictions.
10.No Right to Continued Service. Nothing contained in the Plan or this Award Agreement shall confer upon you any right to continue as a director of the Company.
11.Withholding of Taxes. If applicable, no later than the date as of which an amount first becomes includible in your gross income for Federal income tax purposes, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local, or foreign taxes of any kind required by law to be withheld.
12.Governing Law; Venue. The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the state of Delaware, or any federal court sitting in the state of Delaware, and no other courts, where this grant is made and/or to be performed.
13.Acceptance of Award. You hereby consent to receive documents related to the Award, the Grant Notice, the Award Agreement, and the Plan by electronic means through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.Miscellaneous.
a.The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.
b.You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
c.You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.
d.This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
e.All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
15.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided herein, in the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.
16.Language. You acknowledge that you are sufficiently proficient in English or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
17.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18.Amendment. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed or otherwise accepted by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder in a material manner may be made without your written consent. Without limiting the foregoing, the Board reserves the right, by written notice to you, to impose new provisions or to change the existing provisions of this Agreement in any way it may deem necessary or advisable for legal or administrative reasons to carry out the purpose of the grant.
19.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, your country, the broker’s country and the country or countries in which the Common Stock is listed, which may affect your ability, directly or indirectly, to purchase or sell, or attempt to sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Awards), or rights linked to the value of shares of Common Stock, during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before possessing the inside information. Furthermore, you understand that you may be prohibited from (i) disclosing the inside information to any third party, including fellow employees and (ii) “tipping” third parties by sharing with them Company insider information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may apply to you under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
20.Foreign Asset/Account Reporting Requirements. If you reside in a country outside the United States, there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares of Common Stock or cash received from participating in the Plan (including from any dividends paid on shares of Common Stock) in a brokerage account or bank outside of your country. You may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country within a certain time after receipt. It is your responsibility to comply with such regulations and you should speak to your personal legal advisor on this matter.
21.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Awards and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
22.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.
23.Binding Effect. Subject to the limitations stated above, this Award Agreement shall be binding upon and inure to the benefit of the parties’ respective heirs, legal representatives, successors, and assigns.
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